EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

SPACEHAB, INCORPORATED

SPACEHAB, Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Washington, hereby certifies that:

1.             The name of the Corporation is SPACEHAB, Incorporated.

2.             The Restated Articles of Incorporation (the “Articles”) are hereby amended by amending and restating the first sentence of Article Four to be and read in its entirety as follows:

FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 752,500,000 shares, consisting of 750,000,000 shares of common stock, no par value per share (the “Common Stock”), and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

3.             This amendment to the Articles has been duly approved by the shareholders of the Corporation on November 20, 2007, in accordance with the provisions of the Washington Business Corporation Act, pursuant to RCW 23B.10.030 and RCW 23B.10.040.

4.             The manner in which this amendment to the Articles effects a change in the Corporation’s authorized capital stock is to increase the number of shares of authorized common stock.

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These Articles of Amendment are executed on behalf of the Corporation by its duly authorized officer.

Dated as of November 20, 2007

SPACEHAB, Incorporated

By:	/s/Brian K. Harrington
Brian K. Harrington
Senior Vice President, Chief Financial Officer, Secretary and Treasurer